EXHIBIT 99p10

Macquarie Investment Management

Delaware Funds by Macquarie

Optimum Fund Trust

Code of Ethics

September 8, 2020

Table of Contents

I.	INTRODUCTION			1
	A.	General Principles		1
	B.	Your Fiduciary Duty		1
	C.	Compliance with Applicable Federal Securities Laws		2
	D.	Obligation to Report Violations of the Code		2
II.	YOUR OBLIGATIONS AS A COVERED PERSON			2
	A.	Categories of Covered Persons		2
		1.	Access Person	2
		2.	Investment Person	2
		3.	Affiliated Person	2
	B.	Immediate Family Members		2
	C.	Your Obligations at Time of Hire		2
		1.	Initial Holdings Report	2
		2.	Use of Approved Brokers	3
		3.	Disclosure of Outside Business Activities	3
		4.	Disclosure of Political Contributions	3
		5.	Written Acknowledgement of Receipt of Code	3
	D.	Your Obligations on a Daily Basis		3
		1.	Pre-clearance of Personal Securities Transactions	3
		2.	Compliance with Trading Restrictions	5
		3.	Pre-clearance of Political Contributions	7
		4.	Obligation to Report Changes to Personal Information	8
	E.	Your Obligations on a Quarterly Basis		8
		1.	Quarterly Report/Certification of Transactions	8
	F.	Your Obligations on an Annual Basis		8
		1.	Annual Certification of Holdings	8
		2.	Annual Code of Ethics Certification	8
III.	FUND PERSON RESPONSIBILITIES			8
	A.	Fiduciary Duty		8
	B.	Reporting and Certification Requirements		8
IV.	REVIEW AND ENFORCEMENT OF THE CODE			9
	A.	Administration of the Code		9
	B.	Review of Employee Activity		9
	C.	Sanctions for Non-Compliance with Code		9
	D.	Maintenance of Records		9
Glossary to the Code of Ethics				10

I.	INTRODUCTION

	A.	General Principles

The Code of Ethics (the “Code”) is based on the principle that Macquarie Investment Management (“Macquarie”)[1], its directors, officers, trustees, and employees (each, a “Covered Person” and collectively, “Covered Persons”), owe a fiduciary duty of undivided loyalty to the Delaware Funds by Macquarie and the Optimum Fund Trust (collectively, the “Funds”) and any other investment advisory client (each, a “Client” and collectively, our “Clients”) that Macquarie advises.[2] In addition, the Code is based on the principle that the directors, trustees and fund-only personnel associated with the Funds (collectively, “Fund Persons”) owe a fiduciary duty of undivided loyalty to their respective Funds.

This Code sets out standards of conduct designed to address potential conflicts of interest that might arise between this fiduciary duty to Macquarie’s Clients and a Covered Person’s personal activities. Specifically, each Covered Person must avoid participating in transactions, activities, and relationships that might interfere (or appear to interfere) with making decisions in the best interests of those Clients.

As a Covered Person, you are responsible for reading the Code and understanding your obligations in order to comply with its provisions. Additionally, your duty to comply with this Code includes the requirement that your personal and business activities be conducted in compliance with all other policies and procedures governing Macquarie and its affiliates. Examples of such policies include, but are not limited to, Macquarie’s Gifts and Entertainment Policy, Political Contribution (“Pay to Play”) Policy, and Insider Trading/Material Non-Public Information Policy. If you have any questions regarding the Code and its related policies or your resultant obligations and duties, please contact the Compliance Department for assistance.

	B.	Your Fiduciary Duty

Macquarie is committed to fostering a culture that promotes honesty and high ethical standards. Consequently, all Covered Persons have an obligation to conduct themselves in accordance with the following general fiduciary principles:

■	You have a duty to place the interests of our Clients ahead of your own interests at all times;

■	You have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and the activities of our Clients, as well as to avoid any activities that may give the appearance of creating a conflict of interest; and

■	You must not take inappropriate advantage of your position at Macquarie.

1 For the purposes of this Code, all references to “Macquarie” shall be taken to mean Macquarie Management Holdings, Inc. and its subsidiaries.

2 Definitions of certain capitalized terms can be found in the Glossary to the Code of Ethics. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code. It is important that you review and understand all of the definitions contained in the Glossary and refer back to them as necessary to understand your responsibilities under the Code.

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Covered Persons are reminded that violations of the Code and/or any associated policies and procedures may result in disciplinary action, including fines, disgorgement of profits, and possibly suspension and/or dismissal.

	C.	Compliance with Applicable Federal Securities Laws

As a Covered Person under this Code, it is your duty to conduct all personal and professional activities in a manner that is consistent with any and all Applicable Federal Securities Laws (as defined in the Glossary to this Code (“Glossary”).

	D.	Obligation to Report Violations of the Code

You have a duty to report violations of the Code. If you become aware of a violation of Macquarie’s Code committed by another Covered Person, you have an ongoing obligation to report that violation to the Compliance Department. It is Macquarie’s policy to protect the confidentiality of any such report made in good faith and any Covered Person reporting such a violation will not be subject to retaliation.

II.	YOUR OBLIGATIONS AS A COVERED PERSON

	A.	Categories of Covered Persons

Upon becoming subject to the provisions of this Code, each Covered Person is assigned to one of the following three categories below based on their responsibilities and/or privileges at Macquarie:

		1.	Access Person

		2.	Investment Person

		3.	Affiliated Person

You will be advised of the category to which you are assigned during your initial training on this Code. It is important to know the category to which you are assigned, as belonging to a certain category may cause you to be subject to additional obligations and/or limitations under the Code. A complete definition for each category is included in the Glossary. You are encouraged to review the definitions for each category carefully, as well as any sections of the Code that may pertain only to Covered Persons assigned to your category.

	B.	Immediate Family Members

In accordance with federal securities laws, certain restrictions and limitations found within the Code are also applicable to the personal investment activities of any immediate family members that reside in your household (“Immediate Family Members”). As a Covered Person, it is your responsibility to alert your Immediate Family Members of any applicable restrictions or limitations that may impact their personal investment activities to ensure that both you and your Immediate Family Members conduct all personal investment activities in a manner consistent with the Code.

	C.	Your Obligations at Time of Hire

		1.	Initial Holdings Report

All Access and Investment Persons must submit an initial holdings report within ten (10) calendar days of commencing employment with Macquarie or otherwise becoming an Access or Investment Person to disclose the Required Holdings Information for both their own and their Immediate Family Members’ personal
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securities holdings. The information included in the initial holdings report must be current as of a date no more than forty-five (45) calendar days prior to the commencement of employment with Macquarie (or becoming subject to the Code).

	2.	Use of Approved Brokers

All Covered Persons, with limited exceptions, must maintain all personal brokerage accounts with approved brokerage firms (“Approved Brokers”). A list of the Approved Brokers from which Macquarie is currently able to receive such data feeds can be found on MacNet.

	3.	Disclosure of Outside Business Activities

Covered Persons may not engage in full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than Macquarie without receiving prior written approval from the Compliance Department. Any such service is considered an “Outside Business Activity,” even if performed on a volunteer basis. Any existing Outside Business Activities must be disclosed at the time that you become subject to this Code and are subject to review and approval. Similarly, you have an ongoing obligation to disclose any Outside Business Activities that you undertake during your employment with Macquarie and receive written approval from the Compliance Department prior to participating in such activities.

	4.	Disclosure of Political Contributions

In addition to the Code, all Covered Persons and their Immediate Family Members are subject to Macquarie’s Political Contribution (“Pay-to-Play”) Policy. Covered Persons are required to disclose all political contributions made during the two-year period prior to the date that they become subject to this Code. This disclosure must also include all political contributions made by your Immediate Family Members during the two-year period. The information provided may be shared in the aggregate in response to requests for proposals or client information requests but will otherwise remain strictly confidential.

	5.	Written Acknowledgement of Receipt of Code

All Covered Persons are required to certify that they have received this Code within ten (10) calendar days of their hire date. You will also be required to certify your ongoing compliance with this Code on an annual basis and whenever the Code is updated.

D.	Your Obligations on a Daily Basis

	1.	Pre-clearance of Personal Securities Transactions

Covered Persons and their Immediate Family Members must pre-clear each personal investment transaction and receive approval for the activity prior to executing the transaction, unless the transaction is subject to an exemption from the pre-clearance requirements of the Code as outlined below.
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a)	Duration of Approval

Approval for a pre-clearance request is valid for the same day only and the trade must be executed on the same day that approval is granted. If a transaction is not executed (or is only partially completed) on the same day that you receive approval, you must repeat the pre-clearance process and receive approval on the day that you do execute (or complete) the transaction. Similarly, if the information in your pre-clearance request changes in any material way, you must resubmit your pre-clearance request prior to executing the transaction.

	■	Note: Approvals for Covered Persons located in Australia and/or Asia only are valid for execution through the 24-hour period following approval.

b)	Exceptions to the Pre-clearance Requirement

You are not required to pre-clear and receive approval for the personal investment transaction types listed below prior to execution, although you are still responsible for complying with the reporting requirements of this Code for these transactions, as applicable.

	(1)	Involuntary transactions

The acquisition or disposition of a security as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities does not require pre-clearance under the Code.

	(2)	Purchases or sales of exchange-traded funds (“ETFs”)

ETFs are exempt from the preapproval requirements however they are subject to the reporting and holding period requirements of the Code.

	(3)	Transactions in Managed Accounts

Pre-clearance is not required for transactions made in an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control (“Managed Account”).

Note: Covered Persons and their Immediate Family Members must receive approval from the Compliance Department in order to maintain a Managed Account. Additionally, you should be aware that Managed Accounts are still subject to the reporting requirements of the Code.
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		(4)	Donated Shares

Pre-clearance and approval are not required for any securities that are donated to a charitable organization. However, such transactions are still subject to the reporting requirements of the Code.

	c)	Transactions Excluded from BOTH the Pre-clearance and Approval Requirement and the Reporting Requirement

All personal investment transactions by Covered Persons must be reported under the Code with a few limited exceptions. The following types of personal investment transactions are exempt from both the pre-clearance and the reporting requirements of the Code.

		(1)	Purchases or sales of unaffiliated pooled vehicles such as open-end mutual funds, SICAVs, UCITS and other managed investment schemes.

Note: Open-end (non-money market) mutual funds to which Macquarie provides advisory services are considered to be “Affiliated Mutual Funds” and require pre-clearance and approval prior to execution of a personal investment transaction.

		(2)	Purchases or sales of direct obligations of the U.S. Government or any other national government and futures and options with respect to such obligations;

		(3)	Purchases or sales of bank certificates of deposit, bankers acceptances, commercial paper and other high quality short-term debt instruments (having a maturity at issuance of less than 366 calendar days and rated in one of the two highest ratings categories by a nationally recognized statistical ratings organization, including repurchase agreements);

		(4)	Purchases which are made by reinvesting cash dividends including reinvestments pursuant to an Automatic Investment Plan;

		(5)	Purchases or sales of money market funds affiliated with Macquarie; and

		(6)	Transactions in Section 529 plans.

2.	Compliance with Trading Restrictions

All Covered Persons and their Immediate Family Members are subject to certain trading restrictions on their personal investment activities.

	a)	All Covered Persons – Restrictions on Trading in Macquarie Group Limited Securities

Covered Persons who wish to trade Macquarie Group Limited (“MGL”) securities directly through the Macquarie Group Employee Retained Equity Plan (“MEREP”) or through a similar plan, must complete all trades during designated staff trading windows. Transactions in MGL securities must comply with all applicable MGL policies, including the MGL Trading Policy.
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b)	All Covered Persons – Seven (7) Calendar Day Blackout Period

All Covered Persons and their Immediate Family Members are prohibited from trading a security in their personal brokerage accounts for seven (7) calendar days before and after Macquarie executes a buy or sell transaction in that same security.

	(1)	De Minimus Exception

Covered Persons will be permitted a de minimis exception when requesting to trade of up to $5,000 USD per day of any security included in the Russell 3000 Index.

c)	Holding Periods:

All Covered Persons are prohibited from engaging in activities that could be considered “market timing” in violation of Rule 22c-1 of the 1940 Act and, therefore, subject to required holding periods.

	(1)	Access and Affiliated Persons – 60 Calendar Day General Holding Period

If you are categorized as an Access Person or Affiliated Person under this Standard, you are subject to a sixty (60) calendar days holding period for most personal securities transactions. Accordingly, Access and Affiliated Persons must hold all opening positions, including those in stock options, for a total period of sixty (60) calendar days before they can be closed at a profit.

	(2)	Investment Persons – 60 Calendar Day General Holding Period

Investment Persons are prohibited from engaging in short term trading in their personal investment accounts that results in a profit. Accordingly, Investment Persons must hold all opening positions, including those in stock options, for a total period of sixty (60) calendar days before they can be closed at a profit.

	(3)	All Covered Persons – 60 Calendar Day Holding Period for Affiliated Mutual Funds

All Covered Persons must hold any newly opened positions in Affiliated Mutual Funds for sixty (60) calendar days before the position may be closed for a profit.

Note: Investment Persons, Access and Affiliated Persons are permitted to close positions at any time at a loss of 20% or greater. The loss calculation will be based upon Last-In First-Out (LIFO).
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	d)	Restricted Securities

Macquarie maintains a list of certain restricted securities that may not be traded by Covered Persons (the “Restricted List”). You are generally prohibited from purchasing or selling any security on the Restricted List, except that this prohibition shall not apply to:

■ Involuntary and/or automatic transactions;

■ Transactions made in an approved Managed Account, provided that such transactions do not reflect a prohibited pattern of conduct; and

■ Transactions for which specific approval has been granted due to unusual or unforeseen circumstances.

	e)	Initial Public Offerings/Private Placements

(1) Investment Persons, Access and Affiliated Persons

Investment Persons, Access and Affiliated Persons are prohibited from participating in initial public offerings and may only participate in a private placement with prior written permission. Additionally, an employee who purchased privately-placed securities prior to becoming subject to this Standard is required to disclose the purchases to the Compliance Department before they can participate in the consideration of an investment in the securities of that issuer or its affiliates for a Client account. In order to avoid a potential conflict of interest, any decision to invest in the issuer in question will be subject to an independent review by additional Investment Persons that do not have a personal interest in the issuer.

(2) Registered Representatives

All Covered Persons holding valid Financial Industry Regulatory Authority (FINRA) registrations are prohibited from participating in initial public offerings.

3.	Pre-clearance of Political Contributions

All Covered Persons and their Immediate Family Members must submit a pre-clearance request and receive approval prior to making a political contribution. Examples of political contributions that would require pre-clearance and approval include, but are not limited to, donations of cash, stock, service or anything of value to a candidate for public office, a sitting public official, political party or a political action committee, whether at the local, state, and/or federal level. Please review Macquarie’s Pay-to-Play Policy for more information on applicable restrictions and reporting obligations for political contributions.
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		4.	Obligation to Report Changes to Personal Information

You have an ongoing obligation to report any changes in your personal information that may impact your obligations under this Code. Examples include changes to your personal brokerage accounts (e.g., opening or closing an account), disclosures of new outside business activities for review and approval, and changes to your address, Immediate Family Members, or other personal information.

	E.	Your Obligations on a Quarterly Basis

		1.	Quarterly Report/Certification of Transactions

Within thirty (30) calendar days after each quarter’s end, all Covered Persons must report and certify their personal investment activity during the previous quarter. Please note that all Covered Persons are required to complete the quarterly certification each quarter, even if they did not complete any personal investment transactions during the quarter. Additionally, Covered Persons will be asked to review the list of brokerage accounts that they have previously disclosed and certify to its accuracy.

	F.	Your Obligations on an Annual Basis

		1.	Annual Certification of Holdings

All Access and Investment Persons are required to submit an annual report of all personal investment holdings in their personal brokerage accounts and the personal brokerage accounts of their Immediate Family Members. The report must contain information that is current as of a date no more than forty-five (45) calendar days prior to the date the report is submitted and must be submitted no later than forty-five (45) calendar days after year end.

		2.	Annual Code of Ethics Certification

At least annually, all Covered Persons must review this Code in its entirety and certify to their understanding and ongoing compliance with the Code.

III.	FUND PERSON RESPONSIBILITIES

	A.	Fiduciary Duty

All Fund Persons have an obligation to conduct themselves in accordance with the general fiduciary principles outlined above. Specifically, you have a duty to place the interests of the applicable Fund ahead of your own interests at all times; you have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and the activities of the applicable Fund, as well as to avoid any activities that may give the appearance of creating a conflict of interest; and you must not take inappropriate advantage of your position.

	B.	Reporting and Certification Requirements

Fund Persons are not subject to the holding’s disclosure requirements outlined above nor are they required to pre-clear all personal investment transactions prior to executing a transaction. Similarly, Fund Persons are only required to submit and certify quarterly transaction reports for any personal investment transactions where, at the time of the transaction, they knew, or in the ordinary course of fulfilling their
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official duties should have known, that during the fifteen (15) calendar day period immediately before or after the date of the transaction, such Security was purchased or sold by an applicable Fund or Macquarie on behalf of the applicable Fund or was being considered for purchase or sale by an applicable Fund or Macquarie on behalf of the applicable Fund. Fund Persons are required to review the Code and certify to their ongoing compliance with the Code each year.

IV.	REVIEW AND ENFORCEMENT OF THE CODE

	A.	Administration of the Code

The Code shall be administered by the Compliance Department and/or an appropriate management committee that shall include a majority of Compliance and/or Legal Department representatives. Where exceptions are granted to any provision of this Code, the rationale for such exceptions shall be documented.

	B.	Review of Employee Activity

Trading activity may be reviewed for patterns of trading that are inconsistent with the tenets of this Code. Excessive or inappropriate trading that interferes with job performance or compromises the duty that Macquarie owes to our Clients is not permitted. Patterns of excessive trading or other trading activity that is deemed to be inappropriate may lead to sanctions, including restrictions on future trading and/or other disciplinary action under the Code.

	C.	Sanctions for Non-Compliance with Code

Appropriate sanctions for a violation will include the nature and severity of the violation, the presence of any mitigating circumstances, and any previous violations that may have been committed by the Covered Person. Examples of possible sanctions include, but are not limited to, written warnings or reprimands, monetary penalties, trading freezes, suspension, and/or termination of employment.

	D.	Maintenance of Records

Macquarie will maintain all necessary books and records required to remain compliant with applicable laws and regulations. More information on specific record-keeping requirements and processes may be found in Macquarie’s record-keeping policies and procedures.
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Glossary to the Code of Ethics

Access Person

The term “Access Person” means an officer or director, or employee of a registered investment adviser, or any other person identified as a “control person” on the Form ADV or the Form BD filed by the adviser with the US Securities and Exchange Commission, as well as any employee, (1) who, in connection with his or her regular functions or duties, generates, participates in, has access to or obtains information regarding that adviser’s purchase or sale of a security by or on behalf of an advisory client; (2) whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales or has access to such recommendations that are non-public; (3) who obtains or has access to information or exercises influence concerning investment recommendations made to an advisory client of that adviser; (4) who has line oversight or management responsibilities over employees described in (1), (2) or (3) above; or (5) who has access to non-public information regarding any advisory clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund for which an adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Macquarie.

Affiliated Mutual Fund

The term “Affiliated Mutual Fund” refers to open-end (non-money market) mutual funds to which Macquarie provides advisory services are considered to be “Affiliated Mutual Funds” and require pre-clearance and approval prior to execution of a personal investment transaction. A list of Macquarie’s Affiliated Mutual Funds can be found on MacNet.

Affiliated Person

The term “Affiliated Person” means any officer, director, partner, or employee of a Macquarie Fund or any subsidiary of Macquarie Management Holdings, Inc. and any other person so designated by the Compliance Department.

Applicable Federal Securities Laws

For the purposes of the Code, the term “Applicable Federal Securities Laws” refers to any and all federal securities laws or regulations that may be applicable, including, but not limited to, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or Department of the Treasury.

Approved Broker

The term “Approved Broker” refers to a broker-dealer that is included on Macquarie’s “Approved Broker List.” Effective September 1, 2013, all new brokerage accounts opened by a Covered Person or their Immediate Family Member must be opened with a broker-dealer that can provide Macquarie with trade confirmations and other information about employee personal trading activity electronically. This list will be updated from time-to-time to reflect changing business relationships.

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Client

The term “Client” refers to Macquarie’s investment advisory clients, including the registered investment companies, institutional investment clients, personal trusts and estates, guardianships, employee benefit trusts, and other clients that Macquarie serves.

Compliance Department

The term “Compliance Department” refers to the Macquarie Compliance Department.

Covered Person

The term “Covered Person” means a person subject to the provisions of this Code. This includes Macquarie’s employees and their Immediate Family Members, such as spouses and minor children, as well as other persons designated as Covered Persons by the Compliance Department or the Code of Ethics Committee. Such persons may include some or all of the directors, officers, trustees, and employees under the control of Macquarie or its affiliated entities.

Fund Person

Any directors, trustees and fund-only personnel associated with the Delaware Funds by Macquarie and/or the Optimum Fund Trust. Fund-only personnel are considered to be those who are not employed by Macquarie or otherwise considered a Covered Person but provide services to the Funds.

Immediate Family Member

The term “Immediate Family Member” means any family member residing in the same household as a Covered Person under this Code. This includes the Covered Person’s spouse, parents and grandparents, children and grandchildren, brothers and sisters, mother-in-law and father-in-law, brothers-in-law and sisters-in-law, daughters-in-law and sons-in-law. Adopted, half, and step family members are also included in the definition of Immediate Family Member.

Investment Person

The term “Investment Person” means a portfolio manager who, in connection with his/her regular functions or duties, makes, or participates in the making of, investment decisions affecting an investment company, and any control person who obtains information concerning the recommendation of securities for purchase or sale by a fund or an account. Any staff working in a support role to a portfolio manager, including, but not limited to, analysts and administrative assistants, are also considered to be Investment Persons. All Investment Persons are also considered Access Persons by definition.

Managed Account

The term “Managed Account” refers to an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control. All Covered Persons must request and received approval from the Compliance Department in order to maintain a Managed Account.

Outside Business Activity

The term “Outside Business Activity” means any full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than Macquarie. A Covered Person who engages in such service, whether or not s/he receives compensation for doing so, will be considered to be participating in an Outside Business Activity and must disclose such service to the Compliance Department and receive approval for same.

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Required Holdings Information

Certain information regarding your personal securities holdings is required to be reported. Such reports must include the date and nature of the transaction, identify the security transacted, the price at which the transaction was effected, the broker through which the transaction was effected and the date in which the Access or Investment Person submitted the report.

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